Preliminary Estimated Results for the Year Ended December 31, 2016 (Unaudited)

(Tons Sold and Dollars In Millions)	Year Ended
	December 31, 2016
	Preliminary Estimated Results
	Low	Mid	High

Tons Sold	187	187	187

Total Revenues	$4,710	$4,715	$4,720

Loss from Continuing Operations, Net of Income Taxes	$(1,200)	$(669)	$(560)
Depreciation, Depletion and Amortization	478	465	454
Asset Retirement Obligation Expenses	46	42	38
Selling and Administrative Expenses Related to Debt Restructuring	22	22	22
Asset Impairment	729	242	242
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(9)	(8)	(7)
Interest Expense	301	299	297
Loss on Early Debt Extinguishment	30	30	30
Interest Income	(5)	(6)	(8)
Reorganization Items, Net	170	159	150
Income Tax Benefit Before Remeasurement on Income Tax Accounts	(80)	(84)	(155)
Remeasurement Benefit Related to Foreign Income Tax Accounts	—	—	(1)
Adjusted EBITDA (1)	$482	$492	$502

Adjusted EBITDA (1)	$482	$492	$502
Certain employee compensation programs	6	6	6
Restructuring and pension settlement charges	15	15	15
UMWA VEBA Settlement	(68)	(68)	(68)
Corporate hedging results - foreign currency and fuel	241	241	241
Adjusted EBITDAR (2)	$676	$686	$696

Included in this release of financial information accounted for in accordance with U.S. generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that are used and have included in the tables above reconciliations of these measures to the most directly comparable GAAP measures. Adjusted EBITDA and Adjusted EBITDAR are used by management as primary metrics to measure our segments' operating performance.  We also believe non-GAAP performance measures are used by investors to measure operating performance and by lenders to measure our ability to incur and service debt.

(1)
Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items, which are reflected in the reconciliation included herein, that management excluded in analyzing our segments' operating performance. Adjusted EBITDA is not intended to serve as an alternative to GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(2)
Adjusted EBITDAR is an internal Peabody performance measure that is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDAR is also adjusted for the discrete items, reflected in the reconciliation included herein, that management has excluded in analyzing operating performance and excludes all restructuring costs, including both internal and external restructuring, certain employee compensation programs tied to the Company’s emergence from Chapter 11 and prepetition hedges related to fuel costs and international currency.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.